UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 14, 2014

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE	000-51734	37-1516132
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2780 Waterfront Pkwy E. Drive Suite 200 Indianapolis, Indiana	46214
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (317) 328-5660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Second Amended and Restated Credit Agreement

On July 14, 2014, Calumet Specialty Products Partners, L.P. (the “Partnership”) and certain of its operating subsidiaries entered into a second amended and restated credit agreement (the “Credit Agreement”), by and among Bank of America, N.A., as Agent for the lenders (the “Agent”), and certain other lenders party thereto (with Bank of America, N.A., the “Lenders”). The Credit Agreement provides a $1 billion senior secured revolving credit facility with a $500 million incremental uncommitted expansion feature, is limited by a borrowing base calculation (approximately $896.6 million at closing) and has a letter of credit sublimit of $600 million, which may be increased with Agent consent to 90% of commitments.

Loans under the Credit Agreement bear interest at prime plus a margin or LIBOR plus a margin, at the Partnership’s option. The margin ranges from 50 to 100 basis points for prime and 150 to 200 basis points for LIBOR. This margin is currently at 75 basis points for prime and 175 basis points for LIBOR; however, it fluctuates based on measurement of the Partnership’s average availability for its preceding calendar quarter. Letters of credit issued under the Credit Agreement accrue fees at the basis points margin applicable to LIBOR loans. Lenders under the Credit Agreement have a first priority lien on, among other things, the Partnership’s accounts receivable and inventory and substantially all of its cash. The Credit Agreement matures in July 2019. The Partnership may be required to make mandatory prepayments under certain conditions.

The Credit Agreement generally permits the Partnership to make cash distributions to its unitholders as long as after giving effect to such a cash distribution the Partnership has availability under the Credit Agreement at least equal to the greater of (i) 15% of the Borrowing Base (as defined in the Credit Agreement) and (ii) $70 million (which amount is subject to increase in proportion to revolving commitment increases).

In addition, the Credit Agreement contains various covenants that limit, among other things, the Partnership’s ability to: incur indebtedness; grant liens; dispose of certain assets; make certain acquisitions and investments; redeem or prepay other debt or make other restricted payments such as distributions to unitholders; enter into transactions with affiliates; and enter into a merger, consolidation or sale of assets. Further, the Credit Agreement contains one springing financial covenant which provides that if the Partnership’s availability under the Credit Agreement falls below the greater of (i) 12.5% of the Borrowing Base (as defined in the Credit Agreement) and (ii) $45 million (which amount is subject to increase in proportion to revolving commitment increases), the Partnership will be required to maintain as of the end of each fiscal quarter a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of at least 1.0 to 1.0.

If an event of default exists under the Credit Agreement, the Lenders will be able to accelerate the maturity of the credit facilities and exercise other rights and remedies. An event of default includes, among other things, the nonpayment of principal, interest, fees or other amounts; failure of any representation or warranty to be true and correct when made or confirmed; failure to perform or observe covenants in the Credit Agreement or other loan documents, subject, in limited circumstances, to certain grace periods; cross-defaults to certain other indebtedness if the effect of such default is to cause, or permit the holders of such indebtedness to cause, the acceleration of such indebtedness under any material agreement; bankruptcy or insolvency events; certain monetary and non-monetary judgments; asserted invalidity of the loan documentation; and a change of control over the Partnership.

The foregoing description is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated into this Current Report on Form 8-K by reference.

Item 2.03	Creation of a Direct Financial Obligation.

Second Amended and Restated Credit Agreement

All of the information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Second Amended and Restated Credit Agreement, dated as of July 14, 2014, by and among Calumet Specialty Products Partners, L.P. and certain of its subsidiaries as Borrowers, certain of its subsidiaries as Guarantors, the Lenders, Bank of America, N.A., as Agent, JPMorgan Chase Bank, N.A. and Wells Fargo Capital Finance, LLC, as Co-Syndication Agents, U.S. Bank National Association and Deutsche Bank Trust Company Americas, as Co-Documentation Agents and Bank of America, N.A., J.P. Morgan Securities LLC and Wells Fargo Capital Finance, LLC, as Joint Lead Arrangers and Joint Book Runners.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

	By:	CALUMET GP, LLC, its general partner

Date: July 17, 2014	By:	/s/ R. Patrick Murray, II
	Name:	R. Patrick Murray, II
	Title:	Senior Vice President, Chief Financial Officer and Secretary

Exhibit Index

Exhibit Number	Description

10.1	Second Amended and Restated Credit Agreement, dated as of July 14, 2014, by and among Calumet Specialty Products Partners, L.P. and certain of its subsidiaries as Borrowers, certain of its subsidiaries as Guarantors, the Lenders, Bank of America, N.A., as Agent, JPMorgan Chase Bank, N.A. and Wells Fargo Capital Finance, LLC, as Co-Syndication Agents, U.S. Bank National Association and Deutsche Bank Trust Company Americas, as Co-Documentation Agents and Bank of America, N.A., J.P. Morgan Securities LLC and Wells Fargo Capital Finance, LLC, as Joint Lead Arrangers and Joint Book Runners.